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                                                                       Exhibit 7

                 [LETTERHEAD OF KYSOR INDUSTRIAL CORPORATION]



                                 June 18, 1996


                                 CONFIDENTIAL


Scotsman Industries, Inc.
c/o Mr. Richard C. Osborne
775 Corporate Woods Parkway
Vernon Hills, Illinois 60061

Gentlemen:

          We have entered into preliminary discussions concerning a possible negotiated business transaction between Kysor Industrial Corporation ("Kysor") and Scotsman Industries, Inc. ("Scotsman"). In connection therewith, each party has been, or may in the future be, furnished certain information concerning the business, financial condition, operations, assets and liabilities of the other from officers, directors, employees, representatives, advisors and/or agents of such other party. In consideration of the foregoing, we each hereby agree to the following (it being understood that we are also each agreeing to cause our respective affiliates, including persons who may become our affiliate or a successor to us or to a substantial portion of our business or assets after the date hereof, to comply with all of the provisions hereof):

          (I) Use of Evaluation Material. The Evaluation Material (as defined below) will be used solely for the purpose of evaluating a possible negotiated business transaction between Kysor and Scotsman. Unless and until we have completed such a transaction pursuant to a definitive agreement (a "Definitive Agreement"), all the Evaluation Material will be kept confidential by us and our Representatives (as defined below); provided, however, that we may disclose the Evaluation Material or portions thereof to those of our directors, officers, employees, agents or advisors (the persons to whom such disclosure is permissible being collectively called "Representatives") who need to know such information for the sole purpose of evaluating a possible negotiated business transaction between us and who, prior to the receipt of Evaluation Material, agree to keep such information confidential. We each agree to be responsible for compliance with this agreement by any of our respective Representatives, and we each agree, at our sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain our Representatives from prohibited or unauthorized disclosure or use of the other's Evaluation Material.


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          (2) Legally Required Disclosures. In the event that either of us or any of our respective Representatives are requested or required (by deposition, interrogatory, requests for information or documents in legal proceedings, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material of the other, the party requested or required to make such disclosure shall provide the other with prompt prior written notice of any such request or requirements so that such other party may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the terms of this agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver, either of us or any of our respective Respresentatives are nonetheless, in the written opinion of counsel, legally compelled to disclose Evaluation Material of the other or else stand liable for contempt or suffer other censure or penalty, such party or its Representatives may, without liability hereunder, disclose that portion of the Evaluation Material of the other which such counsel advises is legally required to be disclosed, provided that the disclosing party shall exercise its best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal, regulatory authority or other entity to which such Evaluation Material is required to be disclosed.

          (3) Definition of Evaluation Material. The term "Evaluation Material" as used in this agreement shall mean, with respect to a particular party, all information and documents concerning such party (whether prepared by such party, its advisors or otherwise and irrespective of the form of communication) which such party has furnished or disclosed now or in the future furnishes or other-wise discloses to the other or any of its Representatives, together with all notes, analyses, compilations, studies, interpretations or other documents, records or data prepared by the receiving party or any of its Representatives which contain, reflect or are otherwise based upon, in whole or in part, such information and documents. The term "Evaluation Material" does not include any information which:

               i) at the time of disclosure or thereafter is generally available to and known by the public or trade (other than as a result of a disclosure by a receiving party or any of its Representatives),

               ii) was within a receiving party's possession prior to its being furnished to such party pursuant hereto, provided that the source of such information was not known by the receiving party, after reasonable inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information,

               iii) after disclosure hereunder becomes available to the receiving party on a nonconfidential basis from a source other than the disclosing party, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information, or

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               iv)  has been independently acquired or developed by the
     receiving party without violation of law or any obligation under this agreement.

          (4) Return or Destruction of Material. If either of us decides that we do not wish to proceed with a business transaction, we will promptly inform the other of that decision. In such case, or otherwise upon written request (a "Return Notice"), we each agree to return to the other, within five business days, all Evaluation Material (and all copies thereof) then in our possession or in the possession of any of our respective Representatives; provided, however, with respect to any Evaluation Material prepared by either of us or any of our respective Representatives (including any analyses, compilations, studies or other documents, records or data, and any material contained on any computer tapes, computer disks or any other form of electronic or magnetic media) we each agree to destroy within five business days, in lieu of returning to the other, all such Evaluation Material, and we each agree to certify to the other in a letter delivered within ten business days of receipt of a Return Notice that the return required hereunder and/or such destruction have been accomplished. Notwithstanding the return or destruction of the Evaluation Material, we each agree to continue to be bound by our obligations of confidentiality and other obligations hereunder, and we will not use any Evaluation Material for any purpose or disclose any Evaluation Material to another person.

          (5) Nondisclosure of Possible Transaction. Without the prior written consent of the other, we will not, and will direct and cause our respective Representatives not to, now or at any time in the future, disclose to any person other than our respective Representatives, the fact that the Evaluation Material has been made available, that any investigations, discussions or any of the terms, conditions, status of discussions or other facts with respect to any such possible transaction, provided that we may make such disclosure if we are advised in the written opinion of our counsel that such disclosure must be made in order that we not commit a violation of law, but only after notifying the other of such opinion and advising the other of the substance of the contemplated disclosure.

          (6)  Contacts with the Company and Personnel. Until the earliest of
(i) the execution by us of a Definitive Agreement; or (ii) three years from the date of this agreement, we each agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with the other, or any of the other's affiliates or advisors, regarding its business, assets, operations, prospects, finances, or Evaluation Material, except with the express permission of the Chief Executive Officers of our respective companies. It is understood that all (i) communications regarding a possible transaction between us and (ii) requests for additional information will be submitted or directed to each other or our designated advisors on a confidential bases. We each further agree that, for a period of three years from the date hereof, we will not solicit for employment any of the officers, directors or key employees of the other.

          (7) No Representation or Warranty. We each understand and acknowledge that neither the other nor any of its Representatives has made or makes any representations or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. We further each



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agree that neither the other nor its Representatives shall have any liability relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties that are made in a Definitive Agreement when, as, and if one is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect.

          (8) Definitive Agreement. We each understand and agree that no contract or agreement providing for any transaction involving Kysor and Scotsman shall be deemed to exist between us unless and until a Definitive Agreement has been executed and delivered, and we, except for breach of this agreement, hereby waive, in advance, any claims, (including, without limitation, claims of breach of contract) in connection with any transaction involving Kysor and Scotsman unless and until we have entered into a Definitive Agreement. We also each agree that unless and until a Definitive Agreement regarding a transaction between us has been executed and delivered, neither of us will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement, except for the matters specifically agreed to herein. We each further acknowledge and agree that we each reserve the right to terminate discussions and negotiations with the other at any time. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of both parties, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment.

          (9) Standstill Agreement. For a period of three years from the date of this agreement, we each agree that we and our respective controlled affiliates will not, directly or indirectly, except pursuant to a Definitive
Agreement:
              (i)acquire or agree, offer, seek or propose to acquir e, or cause to be acquired, ownership of any of the other party's assets or businesses or any voting securities issued by the other party, or any other rights or options to acquire such ownership (including from a third party),

              (ii) seek or propose to influence or control the other party's management or policies, or

             (iii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

The restrictions contained in this paragraph, shall not be applicable to purchases solely for investment purposes aggregating less than 5% of the other's outstanding voting securities.

          (10) Remedies. We each agree that money damages would not be a sufficient remedy for any breach of this agreement and that we each shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach or threatened breach of the provisions of this agreement by the other, in addition to all other remedies available at law or in equity.


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          (11)  No Waiver. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

          (12) Person. The term "person" as used in this agreement will be interpreted broadly to include, without limitation, the media and any corporation, company, group, partnership or other entity or individual.

          (13) Governing Law. This agreement is for the benefit of Kysor and Scotsman and our respective directors, officers, stockholders, owners, affiliates and agents, and will be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to the choice of law rules thereof. If any provision of this agreement is found to be contrary to Michigan law or otherwise unenforceable, this agreement shall be construed as if such unenforceable provision were absent from the agreement, but the remainder of this agreement shall remain in full force and effect.

                                        Very truly yours,

                                        KYSOR INDUSTRIAL CORPORATION

                                        By /s/ George R. Kempton
                                           -----------------------------------
                                           George R. Kempton
                                           Chairman and CEO
                                           -----------------------------------

AGREED AND ACCEPTED:

SCOTSMAN INDUSTRIES, INC.

By /s/ Richard C. Osborne
   ----------------------
   Richard C. Osborne
     Its Chairman of the Board, President
     and Chief Executive Officer

Dated June 18, 1996